NVR, INC. ANNOUNCES A 35% INCREASE IN EARNINGS PER SHARE

FOR IMMEDIATE RELEASE	Contact: Office:	Dan Malzahn (703) 956-4204

April 19, 2006, Reston, VA—NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced that diluted earnings per share for its first quarter ended March 31, 2006 increased 35% and net income increased 12% when compared to the 2005 first quarter. Net income for the 2006 first quarter was $132,560,000, $19.48 per diluted share, compared to net income of $117,930,000, $14.38 per diluted share, for the same period of 2005. Consolidated revenues for the first three months of 2006 totaled $1,204,655,000, a 26% increase from $953,432,000 for the comparable 2005 quarter.

Homebuilding

New orders in the first quarter of 2006 increased 10% to 3,633 units, when compared to 3,312 units in the first quarter of 2005. New orders in the Washington D.C. market declined 12% in the first quarter when compared with the year earlier quarter as a result of a higher cancellation rate than the same period last year. The average sales price of total new orders in the first quarter of 2006 declined 3% from the first quarter of 2005. The decline is the result of a shift of new orders out of the Washington D.C. market into lower priced markets in the North and South regions. The cancellation rate in the first quarter of 2006 was 17% compared to 13% in the first quarter of 2005. Settlements increased in the first quarter of 2006 to 2,986 units, 14% more than the same period of 2005. Homebuilding revenues for the three months ended March 31, 2006 totaled $1,183,742,000, 26% higher than the year earlier period. Income before tax from the homebuilding segment totaled $205,546,000, an increase of 10% when compared to the first quarter of the previous year. Gross profit margins decreased to 27.3% in the 2006 first quarter compared to 27.7% for the same period in 2005. Selling, general and administrative costs as a percentage of revenue increased from 7.7% in the 2005 first quarter to 9.6% in the first quarter of 2006. The increase was primarily due to a pre-tax $12,240,000 charge for stock option expense related to the implementation of SFAS 123R, Share Based Payment. Increased personnel costs to position the Company for future growth and higher selling and marketing costs to support the Company’s community count growth also contributed to this increase. The Company’s backlog of homes sold but not settled at the end of the 2006 quarter increased on a unit basis by 10% to 8,957 units and 18% on a dollar basis to $3,901,354,000 when compared to the same period last year.

Mortgage Banking

Mortgage closed loan production of $736,782,000 for the three months ended March 31, 2006 was 20% higher than the same period last year. Operating income contributed by the mortgage banking operations during the first quarter of 2006 increased 47% to $12,481,000, when compared to $8,500,000 reported for the same period of 2005.

Outlook

The Company expects full year 2006 gross margins will continue to be negatively impacted by pricing pressure in many of its markets; however, the Company reiterated its full year 2006 guidance of approximately 15% growth in net income over 2005. Full year net income expectations include an after tax expense of approximately $36,000,000 for the implementation of SFAS 123R, Share Based Payment.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than those of historical facts included herein, including those regarding market trends, NVR’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic and business conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by NVR in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of NVR to integrate any acquired business, fluctuation and volatility of stock and other financial markets and other factors over which NVR has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Homebuilding:
Revenues	$1,183,742	$939,252
Other income	2,376	2,059
Cost of sales	(861,039)	(679,547)
Selling, general and administrative	(114,006)	(72,415)

Operating income	211,073	189,349
Interest expense	(5,527)	(2,924)

Homebuilding income	205,546	186,425

Mortgage Banking:
Mortgage banking fees	20,913	14,180
Interest income	1,459	916
Other income	231	215
General and administrative	(9,168)	(6,636)
Interest expense	(954)	(175)

Mortgage banking income	12,481	8,500

Income before taxes	218,027	194,925
Income tax expense	(85,467)	(76,995)

Net income	$132,560	$117,930

Basic earnings per share	$23.69	$17.71

Diluted earnings per share	$19.48	$14.38

Basic average shares outstanding	5,596	6,659

Diluted average shares outstanding	6,805	8,200

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$101,979	$170,090
Receivables	12,573	40,562

Inventory:
Lots and housing units, covered under
sales agreements with customers	943,761	723,657
Unsold lots and housing units	68,856	60,419
Manufacturing materials and other	9,693	9,899

	1,022,310	793,975
Contract land deposits	552,962	549,160
Assets not owned, consolidated
per FIN 46R	274,179	275,306
Property, plant and equipment, net	32,855	31,096
Reorganization value in excess of amounts
allocable to identifiable assets, net	41,580	41,580
Goodwill and other indefinite and definite
life intangibles, net	12,030	12,061
Other assets	151,553	142,851

	2,202,021	2,056,681

Mortgage Banking:
Cash and cash equivalents	2,529	7,436
Mortgage loans held for sale, net	132,281	193,932
Property and equipment, net	1,254	1,003
Reorganization value in excess of amounts
allocable to identifiable assets, net	7,347	7,347
Other assets	2,271	3,189

	145,682	212,907

Total assets	$2,347,703	$2,269,588

(Continued)

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$293,810	$262,086
Accrued expenses and other liabilities	295,099	369,176
Liabilities related to assets not owned,
consolidated per FIN 46R	212,620	215,284
Customer deposits	270,352	256,837
Other term debt	3,262	3,325
Notes payable	215,000	103,000
Senior notes	200,000	200,000

	1,490,143	1,409,708

Mortgage Banking:
Accounts payable and other liabilities	5,274	25,902
Notes payable	78,392	156,816

	83,666	182,718

Total liabilities	1,573,809	1,592,426

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000
shares authorized; 20,592,640 shares issued
for both March 31, 2006 and December 31, 2005	206	206
Additional paid-in capital	522,434	473,886
Deferred compensation trust – 548,295 and
547,697 shares of NVR, Inc. common stock for
March 31, 2006 and December 31, 2005,
respectively	(79,546)	(76,303)
Deferred compensation liability	79,546	76,303
Retained earnings	2,741,188	2,608,628
Less treasury stock at cost – 14,911,451 and
14,964,482 shares for March 31, 2006 and
December 31, 2005, respectively	(2,489,934)	(2,405,558)

Total shareholders’ equity	773,894	677,162

Total liabilities and shareholders’
equity	$2,347,703	$2,269,588

NVR, Inc.
Operating Activity
(unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Homebuilding data:
New orders (units)
Washington (1)	805	911
Baltimore (2)	458	427
North (3)	1,591	1,313
South (4)	779	661

Total	3,633	3,312

Average new order price	$387.6	$401.4
Settlements (units)
Washington (1)	745	629
Baltimore (2)	465	341
North (3)	1,138	1,019
South (4)	638	626

Total	2,986	2,615

Average settlement price	$395.9	$358.7
Backlog (units)
Washington (1)	2,809	2,835
Baltimore (2)	1,066	902
North (3)	3,520	3,043
South (4)	1,562	1,361

Total	8,957	8,141

Average backlog price	$435.6	$406.2
Community count (average)	578	481
Lots controlled at end of period	105,000	88,600
Mortgage banking data:
Loan closings	$736,782	$614,492
Capture rate	83%	87%
Common stock information:
Shares outstanding at end of period	5,681,189	6,506,875
Weighted average basic shares outstanding	5,596,000	6,659,000
Weighted average diluted shares outstanding	6,805,000	8,200,000
Number of shares repurchased	161,856	315,450
Aggregate cost of shares repurchased	$120,817	$248,406

(1)	Washington, D.C. metropolitan area and adjacent counties in Maryland, Virginia and West Virginia

(2)	Baltimore, MD metropolitan area and adjacent counties in Pennsylvania

(3)	Delaware, Maryland Eastern Shore, New Jersey, New York, Ohio, Pennsylvania, Michigan, and Kentucky

(4)	North Carolina, South Carolina, Tennessee and Richmond, VA